Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
ExpressJet Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-87236, 333-105187, 333-143249, 333-159448, 333-159449 and 333-159450) on Form S-8 and No. 333-109108 on Form S-3 of ExpressJet Holdings, Inc., of our reports dated February 26, 2010, with respect to the consolidated balance sheet of ExpressJet Holdings, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009, and the related financial statement schedule for 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of ExpressJet Holdings, Inc.

Our report dated February 26, 2010 with respect to the consolidated financial statements refers to the Company’s adoption of the Cash Conversion Subsections of ASC Subtopic 470-20, Debt with Conversion and Other Options – Cash Conversion, effective January 1, 2009.

KPMG LLP

Houston, Texas
February 26, 2010